AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT
by and between

NORSTAN COMMUNICATIONS, INC.
as Buyer
and
ERICSSON INC.
as Seller
Effective as of December ___, 2000

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

          This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement") is entered into effective as of December ___, 2000, by and between NORSTAN COMMUNICATIONS, INC., a Minnesota corporation (hereinafter referred to as "Buyer"), and ERICSSON INC., a corporation organized under the laws of the State of Delaware ("Seller").

W I T N E S S E T H:

          WHEREAS, Seller operates, among other businesses, a direct distribution channel for Seller's MD110 PBX product line and associated peripheral devices (the "Products") within the United States and Canada (the "Distribution Channel");

          WHEREAS, Seller desires to transfer the Distribution Channel to Buyer, and Buyer is willing to accept the Distribution Channel on the terms, and subject to the conditions, set forth in that certain Distribution Agreement executed by and between the parties (the "Distribution Agreement");

          WHEREAS, Seller maintains a service business (the "Service Business") to provide maintenance and warranty support, moves, adds, changes and upgrades for Products sold through the Distribution Channel;

          WHEREAS, Seller desires to sell certain assets Seller currently utilizes in connection with the Service Business, as conducted as of the date hereof, which assets include contract rights, furniture, fixtures and equipment, and inventories;

          WHEREAS, Buyer wishes to:  (i) purchase the assets so used by Seller in its Service Business and (ii) retain certain persons currently employed by Seller in the Service Business; and

          WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of October ____, 2000 (the "Original Agreement"); and

          WHEREAS, the parties were unable to consummate the transactions contemplated by the Original Agreement, and the passage of time and other circumstances mandate that certain modifications be made with respect to the Original Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations and warranties herein contained, and for other good and legal consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

          1.1     When used in this Agreement, the following terms, in their singular and plural forms, shall have the meanings assigned to them below:

          "Accrued Retention Bonus Liability" is defined in Section 2.5(c).

          "Accrued Vacation Liability" is defined in Section 2.5(a).

          "Agreement" is defined in the initial paragraph hereof.

                    "Assets" means all of Seller's right, title and interest in and to all of the following described holdings:

          (a)      all of Seller’s interest in (including all rights and benefits) the written and oral commitments, contracts, leases, licenses, agreements and understandings in connection with the Service Business identified in Schedule 1.1(a) hereto (the "Assumed Contracts");

          (b)      all operating data and records of Seller, including without limitation, customer lists and records, referral sources, operating guides and manuals, sales literature, correspondence and other similar documents relating to the Service Business;

          (c)      all of Seller's interest in all inventories for the Products and other associated applications, subsystems identified in Schedule 1.1(c) hereto (the "Inventories");

          (d)      all of Seller's interest in the pagers, cellular telephones, personal computers, printers, tools, test equipment, furniture, copiers, fax machines and fixtures identified in Schedule 1.1(d) hereto (the "Furniture, Fixtures and Equipment"); and

          (e)      certain tangible assets previously expensed by Seller and enumerated in Schedule 1.1(e) (the "Other Tangible Assets").

"Assumed Contracts" is defined in Section 1.1(a).

"Back to Back Agreement" is defined in Section 2.6.

"Buyer" is defined in the initial paragraph hereof.

"Claim" means a claim or demand for any and all damages, losses, penalties, costs and expenses, including reasonable attorneys' fees, resulting from, related to or arising out of (i) any misrepresentation, breach of warranty or non-fulfillment of any covenant set forth in this Agreement; (ii) Seller's ownership of the Assets prior to the Closing Date; (iii) Seller's operation of the Service Business prior to the Closing Date; and (iv) any and all Proceedings, demands, assessments, judgments and claims arising out of any of the foregoing.

          "Closing" and "Closing Date" are defined in Section 6.1.

          "Closing Account Balance" is defined in Section 3.1.

          "Compete" is defined in Section 11.1.

                    "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

          "Customer Prepayments" is defined in Section 2.3.

          "Defective Items" is defined in Section 8.10.

"Distribution Agreement" is defined in the recitals to this Agreement.

          "Employee Plan" is defined in Section 4.17.

          "ERISA" is defined in Section 4.17.

                    "Financial Information" means the unaudited financial information provided by Seller to Buyer concerning the Service Business as of, and for the eleven month period ended, November 30, 2000.

                    "Former Ericsson Employees" means the persons identified in Exhibit A hereto who will have also accepted Buyer's offer of employment on or before the Closing Date.

                    "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

          "Indemnification Period" is defined in Section 12.1.

          "Indemnitee" is defined in Section 12.5.

          "Indemnitor" is defined in Section 12.5.

          "Inspection Notice" is defined in Section 8.10.

          "Inventories" is defined in Section 1.1(c).

                    "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.  A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.  Seller will be deemed to have "Knowledge" of a particular fact or other matter if any director or officer of Seller has, or at any time had, Knowledge of such fact or other matter, or if such director or officer would have had Knowledge of a particular fact or matter if such director or officer had made all reasonable inquiries into the particular fact or matter.

                    "Law" means any common law and any federal, state, regional, local or foreign law, rule, statute, ordinance, rule, order or regulation.

                    "Liabilities" means liabilities, obligations, or debts of Seller of any type or nature, whether matured, unmatured, contingent or unknown, which are based on acts or omissions occurring before the Closing Date.

                    "Lien" means any lien, charge, adverse claim, encumbrance, security interest, option, pledge, or any other title defect or restriction of any kind.

                    "Losses" is defined in Section 12.2.

"Net Purchase Price" is defined in Section 3.1.

          "Non-Assigned Contract" is defined in Section 2.6.

          "Notice" is defined in Section 12.5

          "Notice of Dispute" is defined in Section 13.7(a).

                    "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.

                    "Other Assets" is defined in Section 8.10

                    "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

                    "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

                    "Promissory Note" is defined in Section 3.1.

                    "Purchase Price Adjustment" is defined in Section 3.1.

                    "Records" means all financial, accounting and personnel records of Seller relating to the Service Business, including without limitation, customer historical profiles and access to information stored in Seller's SAP information systems.

                    "Seller" is defined in the initial paragraph of this Agreement.

          "Seller's Portion" is defined in Section 2.5(a).

          "Service Business" is defined in the recitals to this Agreement.

          "Service Business Worker(s)" is defined in Section 8.8.

          "Shortfall Positions" is defined in Section 8.8(b).

                    "Tax" means any federal, state, local, or foreign income, gross receipt, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                    "Threshold Amount" is defined in Section 12.3.

                    "Warranty Obligations" is defined in Section 2.4.

                    "Year 2000 Compliant" is defined in Section 4.7.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

          2.1     Agreement to Sell and Purchase Assets.

                    (a)      Subject to the terms and conditions hereof and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth herein, on the Closing Date Seller shall sell and deliver the Assets to Buyer, and Buyer shall purchase the Assets from Seller.  The Assets shall be sold, transferred and conveyed by Seller to Buyer free and clear of any and all Liens.

                    (b)      In addition to the foregoing, Seller will, upon request and without additional consideration, at and subsequent to the Closing Date, execute and deliver all such further instruments of conveyance and transfer and confirmation thereof as may be reasonably requested by Buyer in order to make further effective the provisions of this Agreement and to assure the transfers and vesting of title provided for by this Agreement. All such transfers and assignments of title shall vest and be effective on the Closing Date.

          2.2     Assumption of Contract Duties and Obligations.  Subject to the following provisions, Buyer shall assume and accept all of Seller's duties and performance obligations that arise on or after the Closing Date in connection with the Assumed Contracts.  Neither the California Polytechnic Institute nor the United Nations contracts appearing on Schedule 1.1(a) shall be transferred to Buyer on the Closing Date.  Seller shall retain the California Polytechnic Institute contract and all rights and obligations associated therewith until such time as Seller has, in the reasonable judgment of both Seller and Buyer, resolved Seller's dispute with the other contracting party, at which time Seller shall provide written notice thereof to Buyer in accordance with the provisions of Section 14.7 hereof, and the California Polytechnic Institute contract shall be deemed transferred to and assumed by Buyer on the first day of the month following the month such notice was delivered to Buyer.  Until such time as the California Polytechnic Institute contract has been transferred, Buyer shall provide Seller with parts and services required by Seller to service the contract at Buyer's usual and ordinary terms and conditions.  That portion of the United Nations contract attributable to work to be performed in the United States and Canada shall be deemed a Non-Assigned Contract within the meaning of Section 2.6 hereof and the benefits and obligations associated therewith shall be conveyed to and assumed by Buyer through the Back to Back Agreement described in such Section 2.6.

          2.3     Contracts in Progress.  Pursuant to the provisions of Sections 3.1 and 3.2 hereof, Seller shall remit to Buyer the aggregate amount of prepaid customer maintenance fees as of the Closing Date, together with the aggregate amount of payments received by Seller with respect to other customer contracts in progress at the Closing Date in excess of revenues earned by Seller at such date, all as set forth in Schedule 2.3 (inclusive of prepaid customer maintenance fees, the "Customer Prepayments").  Buyer agrees to remit to Seller, promptly upon Buyer's receipt thereof, customer payments attributable to revenues earned by Seller as of the Closing Date as calculated pursuant to Schedule 2.3.

          2.4     Warranty Obligation.  Buyer shall assume and accept Seller's warranty obligations  relating to the Assumed Contracts determined as of the Closing Date (the "Warranty Obligations").  Pursuant to the provisions of Sections 3.1 and 3.2 hereof, Seller shall remit to Buyer the amount of Seller's accrued warranty liabilities determined as of the Closing Date.

          2.5     Buyer's Assumption of Certain Obligations to Employees.

                    (a)      Buyer shall assume 50 percent of Seller's accrued vacation obligation (the "Accrued Vacation Liability") relating to the Former Ericsson Employees determined as of the Closing Date.  Seller shall retain the remaining 50 percent of the Accrued Vacation Liability ("Seller's Portion").  Former Ericsson Employees will be given the option to (i) receive their Accrued Vacation Liability in a single payment prior to becoming employed by Buyer or (ii) roll over their Accrued Vacation Liability to Buyer.  In the event that any Former Ericsson Employee chooses to receive his or her Accrued Vacation Liability in a single payment, Seller will pay such Former Ericsson Employee, in cash or by company check, an amount equal to each such Former Ericsson Employee’s Accrued Vacation Liability ("Seller Payout") and the Net Purchase Price (as herein defined) shall be increased by an amount equal to 50 percent of such Seller Payout.  In the event that a Former Ericsson Employee chooses to roll over his or her Accrued Vacation Liability to Buyer, all vacations taken by such Former Ericsson Employee during the period from the Closing Date to June 30, 2001 shall be attributed to (i) vacation earned under Buyer’s vacation policy and (ii) the Accrued Vacation Liability assumed by Buyer (the "Buyer’s Portion") pursuant to this Section 2.5(a).  Any vacation taken in excess of the amount earned under Buyer’s vacation policy during such period and the Buyer’s Portion shall be drawn from Seller’s Portion and Seller shall reimburse Buyer for Buyer’s related compensation expense within ten (10) days after receipt of Buyer’s invoice for same.  Seller shall pay to each of the Former Ericsson Employees any remaining Seller’s Portion 10 business days following Seller’s receipt of Buyer’s written notice of termination from Buyer’s employment; provided, however, that if any such Former Ericsson Employee remains in Buyer’s employ on June 30, 2001, Seller shall remit the amount of remaining Seller’s Portion to Buyer on June 30, 2001.

                    (b)      During the period from the Closing Date to and including June 30, 2001, Buyer will honor Seller's employee severance program (one week of pay for each year of completed service and minimum four week prior notice of termination) relating to the Former Ericsson Employees and, for purposes thereof, Buyer shall give the Former Ericsson Employees credit for years of service rendered to Seller.  Following the expiration of such period, Buyer shall have no further obligation in connection with Seller's employee severance program.

                    (c)      Buyer shall assume 100 percent of Seller's retention bonus liability attributable to the Former Ericsson Employees determined as of the Closing Date (the "Accrued Retention Bonus Liability").  Pursuant to the provisions of Sections 3.1 and 3.2, Seller shall remit to Buyer 75 percent of the Accrued Retention Bonus Liability attributable to the Former Ericsson Employees identified on Schedule 2.5(c)(1) and 100 percent of the Accrued Retention Bonus Liability attributable to the Former Ericsson Employees identified on Schedule 2.5(c)(2) (collectively, "Seller’s Accrued Retention Bonus Liability").

                    (d)      Buyer will permit the Former Ericsson Employees to participate in each of Buyer's employee benefit plans and, for purposes thereof, Buyer will provide each Former Ericsson Employee with credit for time served as an employee of Seller.

          2.6     Assignment of Contracts, Rights, etc.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign the right, title or interest of Seller in, to or under any contract, license, lease, commitment, sales order, purchase order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Seller thereunder.  Seller shall, in good faith, attempt to obtain, and Buyer shall cooperate with Seller to obtain, any required third party consent to the assignment or transfer thereof to Buyer.  If such consent is not obtained, then with regard to any such contract, license, lease, commitment, sales order, purchase order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom ("Non-Assigned Contract"):

                    (a)      To the extent the provisions of the Back to Back Agreement (the "Back to Back Agreement") whereby Buyer assumes and agrees to perform Seller's obligations, liabilities and duties under the Assumed Contracts are applicable to such Non-Assigned Contract, then such provisions shall control, and

                    (b)      To the extent the provisions of the Back to Back Agreement are not applicable to such Non-Assigned Contract, Seller and Buyer shall cooperate in any reasonable arrangements designed to provide Buyer with the benefits thereunder, including enforcement for the benefit of Buyer of any and all rights of Seller against such third party arising out of the cancellation by such third party or otherwise.

                    (c)      Notwithstanding the foregoing, the obligations of Seller under this Section 2.6 shall not include any obligation to make any payment or to incur any economic burden, except to the extent specified in the Back to Back Agreement.

          2.7     Responsibility for Other Liabilities.  Except for the Liabilities identified in Sections 2.2, 2.4, 2.5 and 2.6 of this Agreement, Buyer shall not assume any of Seller's Liabilities by virtue of this Agreement.  Specifically (without limitation), Buyer shall not assume:

                    (a)      any obligation or liability related to accounts payable, accrued expenses or taxes arising prior to the Closing Date;

                    (b)      liabilities relating to environmental matters;

                    (c)      any liability or obligation under contracts, agreements, arrangements and understandings of Seller arising prior to the Closing Date, exclusive of liabilities or obligations arising under the Assumed Contracts;

                    (d)      any intercompany debt or other liability between the Seller or any shareholder or affiliate of Seller; and

                    (e)      any other liability or obligation of Seller, whether known or unknown, absolute or contingent.

          Notwithstanding anything herein to the contrary, except as otherwise expressly provided herein, Buyer is neither assuming nor agreeing to pay or discharge any of the claims against, or Liabilities or obligations of, Seller or of any other party and nothing in this Agreement shall be construed to the contrary.  All claims against, and Liabilities and obligations of Seller, whether known or unknown, suspected or unsuspected, direct or contingent, in litigation, threatened or not yet asserted or existing with respect to any aspect of the Assets or the Service Business, or this Agreement, arising or existing prior to or on the Closing Date or arising after Closing on account of the Service Business prior to Closing are and shall remain the responsibility of Seller.

ARTICLE 3

PAYMENT OF THE NET PURCHASE PRICE

          3.1     Net Purchase Price.  At the Closing, Buyer shall deliver to Seller the net purchase price determined pursuant to Section 3.2 (the "Net Purchase Price") in the form of Buyer's promissory note drawn in favor of Seller substantially in the form attached hereto as Exhibit B (the "Promissory Note").  At the Closing, Seller and Buyer shall utilize for determining the Net Purchase Price the listing of account balances as of November 30, 2000 included in the Financial Information as the parties' estimate of amounts to be set forth in listing of account balances of the Service Business as of the Closing Date (the "Closing Account Balances").  The Net Purchase Price shall be adjusted when the Closing Account Balances becomes available (not to be later than 30 days from the Closing Date) and the resulting amount due to or from Seller (the "Purchase Price Adjustment") shall be remitted by the appropriate party within three business days thereafter.  In the event that the Purchase Price Adjustment is in Buyer's favor, the amount thereof shall be credited against Buyer's outstanding obligation under the Promissory Note.  If the Purchase Price Adjustment is in Seller's favor, Buyer shall deliver to Seller a promissory note in the amount thereof substantially in the form of Exhibit B attached hereto (the "Supplementary Promissory Note").  The Supplemental Promissory Note shall be payable in full six months from the Closing Date.   The Net Purchase Price may be further adjusted pursuant to Section 8.10(a).

          3.2     Determination of Net Purchase Price.  The Net Purchase Price shall be determined as the sum of:  (i) the amount attributable to the Inventories; (ii) the amount attributable to Furniture, Fixtures and Equipment; and (iii) the amount attributable to the Other Tangible Assets, less the sum of: (a) the aggregate amount of Customer Prepayments described in Section 2.3; (b) the Warranty Obligation referred to in Section 2.4; and (c) Seller’s Accrued Retention Bonus Liability referred to in Section 2.5(c), all in accordance with the calculation methodologies contained in Exhibit C hereto and as set forth in Schedule 3.2.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer that except as provided in the disclosure schedules attached hereto as Exhibit D (the "Disclosure Schedules"):

          4.1     Organization and Standing of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to sell the Assets, free and clear of any and all Liens.

          4.2     Due Authorization.  This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles.  As of the Closing, all corporate action on the part of Seller required under applicable law in order to consummate the transactions contemplated hereby will have occurred.

          4.3     No Conflict With Other Agreements.   Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated thereby will result in any breach, violation, termination or modification of, or be in conflict with, or require any consent of any party to, any material contract, agreement, indenture, mortgage, note or other instrument to which Seller is a party, or any permit, judgment, decree or other Law applicable to Seller, which would result in the creation of any Lien upon any of the Assets, which would create an obligation to Buyer or which would affect Seller's ability to consummate the transactions contemplated by this Agreement in a timely fashion.

          4.4     Title to Assets. At the Closing Date, Seller will transfer to buyer good and marketable title to the Assets, free and clear of any and all Liens.

          4.5     Litigation.  Schedule 4.5 sets forth, to Seller's knowledge, a complete and accurate listing of currently pending and threatened litigation, Claims and assessments (collectively, "Litigation") relating to the Service Business, together with all Litigation arising in connection with the Service Business during the previous four years.

          4.6     Buyer's Occupation of Facilities.  Upon the Closing of the transactions contemplated by this Agreement, Buyer's employees and other representatives shall be legally entitled to physically occupy each of the facilities identified in Schedule 4.6 and maintain such occupancy for the period indicated in Schedule 4.6, provided that Buyer complies with the reasonable terms and conditions of each underlying lease agreement.  Schedule 4.6 sets forth a true and correct itemization of each facility used in the Service Business on the date hereof, including the square footage to be occupied by Buyer, the amount of monthly rental and other charges to be paid by Buyer in connection therewith and the remaining term of the underlying lease, as applicable.

          4.7     Year 2000 Warranty.  Seller's Remedy Ticketing System (including all related hardware and software applications) to be transferred to Buyer pursuant to Section 2.1 currently is Year 2000 Compliant and will remain Year 2000 Compliant at all times through and including the year 2001.  "Year 2000 Compliant" means the system will:

                    (a)      Function without interruption or human intervention with four digit year processing on all Calendar Information, including without errors or interruptions from functions which may involve Calendar Information from more than one century or leap years, regardless of the date of processing or date of Calendar Information (the term "Calendar Information" shall mean any data, input, or output which includes an indication of date);

                    (b)      Provide results from any operation accurately reflecting any Calendar Information used in the operation performed, with output in any form having four digit years; and

                    (c)      Accept two digit year Calendar Information in a manner that resolves any ambiguities as to century in a defined manner.

          4.8     Financial Information; Closing Account Balances.  Seller hereby represents and warrants that the Financial Information and the Closing Account Balances fairly, completely and accurately presents the information purported to be set forth therein at the dates and for the periods covered thereby, in all material respects.

          4.9     Third Party Consents.  Except with respect to Seller’s Assignment of those Assumed Contracts which, by their terms, do not permit assignment by Seller, there are no authorizations, consents, approvals or notices required to be obtained by Seller or waiting periods required to expire, in order that this Agreement and the transactions provided for herein may be consummated by Seller.

          4.10   Labor Matters.  Except with respect to the Agreement Between Ericsson Inc. Business Systems and Communications Workers of America AFL-CIO Local 1109 from February 1, 1999 through December 31, 2002, Seller is not a party to any collective bargaining Agreement relating to the Former Ericsson Employees.  No strike, work stoppage, grievance, unfair labor practice claim, union organizing activity or other labor difficulty or concerted employee action of any kind has occurred during the five year period preceding the Closing Date, or currently is pending or, to the Knowledge of Seller, threatened, which would materially adversely affect any of the Assets, the Service Business or the transactions contemplated by this Agreement.

          4.11   Absence of Certain Changes, Events or Conditions.  With respect to the Service Business, since May 31, 2000, there has not been (i) any change in the Service Business' financial position, results of operations, manner of conducting business, assets, Liabilities, net worth or business, other than changes in the ordinary course of business which have been materially adverse, (ii) any material change in the normal operations of the Service Business, including any material reduction in revenues or profit margins other than in the ordinary course, (iii) a pledge of the Assets or other encumbrance thereof, or (iv) any other event or condition experienced by Seller of any character (whether or not covered by insurance) which would create a Lien on any of the Assets, create an obligation to Buyer, or which would materially affect the transactions contemplated this Agreement.

          4.12   Taxes.  All Taxes relating to the Assets have been or will be paid in full when due unless protested in good faith by Seller, and there is no Lien or claim of any taxing authority on, or threatened against, any of the Assets, and Seller has withheld and paid all required amounts in connection with amounts paid or owing to any employees employed by Seller, independent contractors, creditors or other third parties with respect to the Service Business.  Seller shall remain responsible for and retain all liability with respect to federal, state and local Tax matters relating to Seller for all periods prior to and including the Closing Date regardless of when such Taxes are assessed.

          4.13   Bulk Sales Compliance and Transfer Taxes.  Neither the Sale and transfer of the Assets to be acquired pursuant to this Agreement, will result in or be subject to:  (a) any law which either:  (i) makes such sales or transfers ineffective as to creditors of Seller or (ii) exposes Buyer to liabilities asserted by creditors of Seller; or (b) any federal, state or local sales, use, transfer, excise or license tax, fee or charge applicable to any of the Assets to be acquired.

          4.14   Contracts.

                    (a)      All Assumed Contracts are in full force and effect as of the date hereof.  To Seller's knowledge, no event has occurred or condition or state of facts exists which, after notice or the passage of time, would constitute a material default under any such Assumed Contract, as to time or manner of performance, or as to warranties thereunder, or otherwise.  All Assumed Contracts will continue to be binding in accordance with their respective terms until their respective expiration dates.  Seller is not subject to any liability or payment resulting from renegotiation of amounts paid it under any Assumed Contract with the government of the United States or any agency, department or other subdivision thereof.

                    (b)      Seller is in material compliance with all applicable terms and requirements of each Assumed Contract.

                    (c)      Seller has not given to or received from any other Person, at any time since May 31, 2000, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assumed Contract.

                    (d)      There are no renegotiations of, attempts to renegotiate, or, to the Knowledge of Seller, outstanding rights to renegotiate any material amounts paid or payable to Seller under any Assumed Contracts with any Person and to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

          4.15   Customers and Suppliers.  Schedule 4.15 sets forth a true and complete listing all of the customers of the Service Business during the eight month period ended November 30, 2000 and is a true and complete listing of all suppliers and vendors for the Service Business to whom Seller paid in excess of $10,000 during any three month period during the 18 month period preceding the Closing Date.  Seller has no Knowledge of claims or complaints by customers, suppliers or vendors of the Service Business that would have, or may have, a material adverse effect on the Assets, the Service Business or the transactions contemplated hereunder.

          4.16   Personnel Matters.  Schedule 4.16 hereto is a true and correct schedule setting forth as of the date hereof, the names, job designations and addresses of each of the Ericsson personnel employed in the Service Business, the current remuneration of each, including fringe benefits, and the basis for determining such remuneration if other than a fixed salary rate.

          4.17   Employee Benefit Matters.

                    (a)      Except as contemplated by Section 2.5, Buyer will not be subject to any obligations or liability under any of the Employee Plans.  The term "Employee Plans" refers to all employment contracts, employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), pension plans, bonus, profit sharing, stock option or other agreements or arrangements, including any hospitalization, disability or other insurance plans, vacation and sick pay policies, or any other employee fringe benefit plan providing for employee benefits to which Seller is a party or by which Seller is bound in connection with the Service Business. Except as contemplated by Section 2.5, Buyer is not responsible for any severance pay or other payments on account of termination by Seller of any of the Former Ericsson Employees or other employees of Seller.

                    (b)      None of the Employee Plans is a "multi-employer plan" as defined in Section 3(37) of ERISA.

                    (c)      In each case where Seller, its parent or any affiliate has terminated a defined benefit pension plan that is subject to Title I of ERISA relating to the employees of the Service Business, assets have been sufficient so that all required benefits in fact have been provided.  As of the Closing, Seller will terminate the Former Ericsson Employees under the current terms and conditions of its Employee Plans.

          4.18   Brokers' Fees.  No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller in connection with the transactions contemplated by this Agreement.  Seller has not incurred any Liability for brokers' fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

          4.19   No Significant Items Excluded.  Other than Seller's relationships relating to Seller's manufacturing operations, there are no assets or properties of Seller or agreements, contracts or commitments to which Seller is a party that are of material importance to the ongoing operation of the Service Business by Buyer that are to being transferred to Buyer under the terms of this Agreement.

          4.20   Notice of Customer Cancellations and Non-Renewals.  Seller has not received oral or written notice, or other evidence or indication of any kind or nature, that any one or more of the customer contracts identified in Schedule 1.1(a) will be cancelled prior to its expiration or will not be renewed upon its expiration.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          5.1     Organization and Standing of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

          5.2     Authorization and Enforceability.  Buyer has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and to perform its obligations hereunder.   All necessary and appropriate action has been taken by Buyer with respect to the execution and delivery of this Agreement and the performance of Buyer's obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions hereunder by Buyer will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or the Bylaws of Buyer or (b) violate any Law or any order, writ, injunction or decree of any Governmental Authority.  This Agreement constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

          5.3     No Conflict With Other Agreements.  Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated thereby will result in any breach, violation, termination or modification of, conflict with or require the consent of any party to any material agreement to which Buyer is a party, which would affect Buyer's ability to consummate the transactions contemplated by this Agreement in a timely fashion.

          5.4     Approval.  The Board of Directors of Buyer has approved the execution of this Agreement and the transactions contemplated hereby.

          5.5     Third Party Consents.  There are no authorizations, consents, approvals or notices required to be obtained or given by Buyer or waiting periods required to expire, in order that this Agreement and the transactions provided for herein may be consummated by Buyer.

          5.6     Brokers' Fees.  Buyer has not incurred any liability for brokers' fees, finders fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby for which Seller shall have any responsibility.

ARTICLE 6

CLOSING

          6.1     Closing.  Subject to satisfaction or waiver of all conditions precedent set forth in Articles 9 and 10 of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on December 29, 2000 or the day on which the last of the conditions precedent set forth in Articles 9 and 10 of this Agreement has been satisfied, subject to the provisions of Section 13.4 (the "Closing Date") or at such other time, date and place as the parties may agree.

          6.2     Obligations of Seller.  At or prior to the Closing, Seller shall deliver to Buyer, in each case, in form and substance satisfactory to Buyer:

                    (a)      an Assignment and Bill of Sale, in the form attached hereto as Exhibit E, and such other instruments of transfer or assignment as shall be necessary or appropriate to vest in the Buyer good and marketable title to the Assets;

                    (b)      copies of all of the Assets which are in the form of documentation, including without limitation, customer contracts, customer lists, employment contracts, personnel records, maintenance contracts and configuration files;

                    (c)      a certificate of the Chief Executive Officer, President or other duly authorized officer of Seller, dated as of the Closing Date, to the effect that (i) all of the representations and warranties made by the Seller upon the execution and delivery of this Agreement remain true and correct as of the Closing Date and (ii) Seller has performed and complied with in all material respects all of the covenants, agreements and obligations set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date; and

                    (d)      such other documents as may be described in Article 9 of this Agreement.

          6.3     Obligations of Norstan.  At the Closing, Norstan shall deliver:

                    (a)      the Net Purchase Price in accordance with Article 3 of this Agreement;

                    (b)      a certificate of the Chief Executive Officer or President of Buyer, dated as of the Closing Date, to the effect that (1) all of the representations and warranties made by the Buyer upon the execution and delivery of this Agreement remain true and correct as of the Closing Date and (2) Buyer has performed and complied with in all material respects all of the covenants, agreements and obligations set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date;

                    (c)      copies of resolutions adopted by the Board of Directors of Buyer duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by an appropriate officer as being true and correct as of the Closing Date; and

                    (d)      such other documents as may be described in Article 10 of this Agreement.

          6.4     Further Documents or Necessary Action.  Buyer and Seller each agree to take all such further actions on or after the Closing Date as may be reasonably necessary, desirable or appropriate in order to confirm or effectuate the transactions contemplated by this Agreement.

ARTICLE 7

POST CLOSING MATTERS

          7.1     Payments and Other Property Received.  Seller and Buyer each agree that after the Closing Date they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using all commercially reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing Date which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

          7.2     Third Party Consents.  If the transfer of any of the Assets requires any third party consents, Seller shall use all commercially reasonable efforts to obtain such consents and Buyer shall give Seller all reasonable assistance in such efforts.  Until such consent is obtained, or, if such consent cannot be obtained, the parties shall jointly procure that another solution is found which is acceptable to both parties.  Upon Seller’s request, Buyer shall, in the event of an agreement, perform such agreements in the name of Seller to the extent permitted but on Buyer’s account (i.e. all revenues and costs attributable to the agreement shall be allocated to Buyer).  When attempting to obtain the relevant third party consents, Seller shall not agree to any amendments of the agreements included in the Assets, unless Buyer so agrees in writing.

          7.3     Actions for the Completion of the Transfer.  After the Closing Date, Buyer and Seller shall execute such other documents or take such other actions to the extent they have not been accomplished on the Closing Date, as shall be required in order to transfer the Assets to Buyer.

ARTICLE 8

COVENANTS AND AGREEMENTS

          Seller covenants to and agrees with Buyer, and Buyer covenants to and agrees with Seller, as follows:

          8.1     Conduct of Business Pending the Closing.  During the period from the date of this Agreement to the Closing Date, Seller shall conduct the operations of the Service Business in the ordinary and usual course and maintain its records and books of account in a manner consistent with prior periods.  Seller shall exercise reasonable efforts to preserve intact the present business organization and personnel of Seller and the present goodwill of Seller with persons having business dealings with it.  Except as otherwise required or contemplated hereby, Seller further covenants and agrees that, from the date of this Agreement to the Closing Date, it shall not, without the written consent of Buyer:

                    (a)      enter into any negotiations, discussions or agreements contemplating, affecting or respecting the Assets or Seller's ability to transfer the Assets;

                    (b)      enter into any negotiations, discussions or agreements contemplating or respecting the acquisition of the Assets or any other material component of the Service Business, whether through a sale of stock, a merger or consolidation, the sale of all or substantially all of the assets of Seller, any type of recapitalization or otherwise;

                    (c)      incur any Liabilities or take any action that would materially diminish the value of the Assets; or

                    (d)      take any action which would materially interfere with or prevent performance of this Agreement.

          8.2     Access by Buyer.  During the period from the date of this Agreement to the Closing Date, Seller shall cause Buyer, its agents and representatives to be given full access during normal business hours to the premises, buildings, offices, books, records, assets (including the Assets), Liabilities, operations, contracts, files, personnel, financial and tax information and other data and information relating to the Service Business and the Assets, and shall cooperate with Buyer in conducting its due diligence investigation thereof; provided, however, that Buyer will provide Seller with reasonable notice prior to entering Seller’s premises and such access shall not unreasonably interfere with the normal operations and employee relationships of Seller.

          8.3     Confidentiality.   Each party and its affiliates will hold, and will use their best efforts to cause their respective partners, officers, directors, employees, and other agents to hold, in confidence, all confidential documents and information concerning the other party furnished to such party or its affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, or (ii) later lawfully acquired by such party on a nonconfidential basis from sources other than the other party or any of its affiliates; provided that such party may disclose such information in connection with the transactions contemplated by this Agreement to the partners, officers, directors, employees and other agents of such party or its affiliates so long as such persons are informed by such party of the confidential nature of such information and are directed by such party to keep such information confidential and not to use it for any purpose other than its intended use; and provided, further that if any person described in the immediately preceding proviso breaches its confidentiality obligations, the party to whom the disclosure is attributable will inform the other parties and will take reasonable steps at the request of such other parties to enforce such obligation.  Notwithstanding the foregoing, each party may disclose such information if (i) required to disclose it by judicial or administrative process or by other requirements of law, or (ii) necessary to establish such party’s position in any litigation or any arbitration or other proceeding based upon or in connection with the subject matter of this Agreement.  Prior to any disclosure pursuant to the preceding sentence, the disclosing party shall give reasonable prior notice to the other party to this Agreement of such intended disclosure and, if requested by such party, shall use all reasonable efforts to obtain a protective order or similar protection for such information or data and shall otherwise disclose such information and data to the extent and only to the extent necessary to comply with any applicable rule, regulation or policy of a governmental entity or securities exchange.  The obligation of a party hereto to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information, but in no event less than a reasonable level of care.

          8.4     Notice of Breach or Failure of Condition.  Seller and Buyer agree to give prompt notice to the other of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the timely satisfaction of any condition precedent to the obligations of Seller or Buyer under this Agreement.

          8.5     Best Efforts.  Seller and Buyer shall use their respective commercially reasonable best efforts to obtain all consents or approvals necessary to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by them pursuant to this Agreement and to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable.

          8.6     Records.  During the period commencing as of the Closing Date and ending on the second anniversary of the Closing Date, Seller shall continue to be obligated to deliver any and all Records to Buyer as Buyer may reasonably request in writing within a reasonable period of time following Seller's receipt of each such request unless, due to circumstances beyond Seller's control, it is impracticable for Seller to do so, in which event Seller shall deliver the requested Records to Buyer as soon as practicable.  During the aforementioned period, Seller shall provide Buyer with reasonable access to, and the cooperation of, any and all persons employed by Seller and possessing knowledge regarding the Records or accessing information contained therein.

          8.7     Employment Offers.  Buyer agrees to offer employment to each of the Former Ericsson Employees substantially on the term and conditions set forth on Schedule 8.7 attached hereto.  Seller acknowledges and agrees that the preceding provision vests no right in Seller to enforce Buyer's terms and conditions of employment with the Former Ericsson Employees, nor is the preceding provision intended by the parties to vest third-party beneficiary rights in any of the Former Ericsson Employees.

          8.8     Transition of Personnel.

                    (a)      During the 10-day period commencing with the parties' execution and delivery of this Agreement, Buyer shall extend to each of the persons identified in Exhibit A hereto (each a "Service Business Worker;" collectively, the "Service Business Workers") written offers of employment requiring written acceptance thereof within five days of receipt of the employment offer.  On or before the Closing Date, Buyer shall deliver to Seller a written notice setting forth the identity of each Service Business Worker who has accepted Buyer's employment offer.

                    (b)      In the event that less than 80 percent of the Service Business Workers designated in Exhibit A as technicians and/or less than 80 percent of the Service Business Workers designated in Exhibit A as members of the TAC Support Group have accepted Buyer's offer of employment, an "emergency period" of 60 days will commence on the Closing Date, during which:

                              (i)       Seller and Buyer shall jointly prepare and implement, as soon as practicable, a plan of reallocation of resources, drawing personnel (if available) from Buyer and its affiliates and, where necessary, from Seller and its affiliates to: (a) perform the functions associated with employment positions not accepted by Service Business Workers (the "Shortfall Positions"); and (b) provide technical training to replacement personnel designated by Buyer.  Seller will bear all compensation, travel, training and related expenses incurred by Seller during the emergency period.

                              (ii)      Seller shall provide to Buyer, at no cost to Buyer, the additional on-site service, support and management assistance, together with Seller's regional and global assistance center resources, all as necessary and appropriate to prevent or alleviate customer concerns regarding the operation of the Service Business.

                              (iii)     Seller will cooperate with Buyer to recruit replacement personnel for the Shortfall Positions and shall bear 50 percent of expenses incurred by the parties in connection therewith.

                    (c)      In the event that less than 60 percent of the Service Business Workers designated in Exhibit A as technicians and/or less than 60 percent of the Service Business Workers designated in Exhibit A as members of the TAC Support Group have accepted Buyer's offer of employment, the emergency period referred to in subsection (b) above shall be extended for an additional 60 days (120 days in the aggregate).

          8.9     Non-Solicitation of Employees.    Seller and Buyer agree that during the two-year period commencing on the Closing Date, neither will, without the prior written consent of the other, directly or indirectly, induce, solicit, endeavor to entice or attempt to induce any employee of the other party to leave the employ of the other party, or in any way interfere adversely with the relationship between any such employee and the other party.

          8.10   Inspection of Assets.

                    (a)      Inventories:  During the period commencing upon the Closing Date and ending 90 days thereafter, Buyer may return for credit or exchange (at Seller's option) any Inventories mutually determined by Buyer and Seller to be defective.  The Net Purchase Price and Buyer's obligation to Seller as evidenced by the Promissory Note referred to in Section 3.1 hereof shall be reduced by the amount of Buyer's replacement cost attributable to Inventories returned for credit.

                    (b)      Other Assets:          During the period commencing upon the date the parties hereto execute and deliver this Agreement and ending on the Closing Date, Seller shall provide Buyer and Buyer's representatives and agents with reasonable access to the Furniture, Fixtures and Equipment and the Other Tangible Assets (the "Other Assets") for the purpose of physically inspecting the same.  In the event that Buyer identifies Other Assets not in good operating condition (the "Defective Items"), Buyer shall deliver written notice of same (the "Inspection Notice") to Seller on or before the Closing Date.  Seller shall have a period of 60 days following receipt of the Inspection Notice to repair, or cause to be repaired at Seller's expense, the Defective Items.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          Buyer’s obligation to participate in the Closing is subject to the satisfaction of all of the following conditions, except to the extent expressly waived in writing by Buyer:

          9.1     Representations and Warranties True at Closing.  The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made again on the Closing Date.

          9.2     Performance.  Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing, including, without limitation, the delivery to Buyer of the documents listed in Section 6.2.

          9.3     Litigation.  On the Closing Date, there shall not be any pending or threatened Proceeding in any court or by or before any Governmental Authority with a view to seek, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Governmental Authority shall be pending which might result in any such Proceeding.

          9.4     No Adverse Changes.  Except as contemplated by this Agreement, there shall have been no material adverse change in the condition, prospects, Assets, business or operations, financial or otherwise, of the Service Business from the date of the Financial Information to the Closing Date.

          9.5     Certificate.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, of the Seller to the effect that the conditions set forth in Sections 9.1, 9.2, 9.3, 9.4 and 9.7 have been satisfied.

          9.6     Other Agreements.  Buyer and Seller shall each have executed and delivered the Distribution Agreement, the Back to Back Agreement, the Administrative and Back Office Service Agreement, and the Shared Office Rental Agreement.

          9.7     Access to Information Systems.  On the Closing Date, Buyer shall have been granted satisfactory access to the Remedy Ticketing System and Seller's SAP information system as contemplated by Section 8.6.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

          All obligations of Seller under this Agreement are subject to the satisfaction by Buyer at or before the Closing of all of the following conditions, except to the extent expressly waived in writing by Seller:

          10.1   Representations and Warranties True at Closing.  The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made again on the Closing Date.

          10.2   Performance.  Buyer shall have performed and complied, in all material respects, with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing including, without limitation, the delivery to Seller of the documents listed in Section 6.3.

          10.3   Certificate.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 10.1, 10.2 and 10.5 have been satisfied.

          10.4   Other Agreements. Buyer and Seller shall each have executed and delivered the Distribution Agreement, the Back to Back Agreement, the Administrative and Back Office Service Agreement, and the Shared Office Rental Agreement.

          10.5   Litigation.  On the Closing Date, there shall not be any pending or threatened Proceeding in any court or by or before any Governmental Authority with a view to seek, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Governmental Authority shall be pending which might result in any such Proceeding.

ARTICLE 11

NON-COMPETITION

          11.1   Covenant Not to Compete.  During the five-year period commencing on the Closing Date, Seller and Seller's affiliates in which Seller has more than a 20 percent equity interest are prohibited from selling or installing Products to or for end users or providing maintenance services to end users with respect to the Products within the United States and Canada.

          11.2   Remedies.  It is recognized that damages in the event of breach of this Article 11 would be difficult, if not impossible, to ascertain, and it is therefore agreed that Buyer, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach.  The existence of this right shall not preclude any other rights and remedies at law or in equity which buyer or Seller may have.

          11.3   Invalidity.  It is the desire and intent of the parties to this Agreement that the provisions of this Article 11 shall be enforced to the fullest extent permissible under the Law.  If any particular provisions or portion of this Article shall be adjudicated to be invalid or unenforceable, this Article shall be deemed amended to delete therefrom or restrict the application of such provision or portion adjudicated to be invalid or unenforceable to the extent (but only to the extent) required to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such Article in the particular jurisdiction in which such adjudication is made.

ARTICLE 12

INDEMNIFICATION AND RELATED MATTERS

          12.1   Survival.  The several representations, warranties, covenants, and agreements of the parties contained in this Agreement shall survive the Closing Date for a period of 24 months following the Closing Date (the "Indemnification Period").

          12.2   Seller’s Indemnity.  During the Indemnification Period (or thereafter solely with respect to any claim for which a claim for indemnification has been made prior to expiration of the Indemnification Period), from and after the Closing Date (subject to the limitations in Sections 12.3 and 12.4) Seller shall indemnify and hold harmless Buyer from and against any and all demands, claims, losses, liabilities, actions, assessments, taxes, penalties, costs and expenses (including reasonable attorney’s fees and expenses), (collectively "Losses") incurred or suffered by Buyer, and its officers, directors, employees, agents and representatives, arising out of, resulting from, or relating to any breach of the representations, warranties, covenants made by Seller, or obligations of Seller, in this Agreement or the Back to Back Agreement, any liability of Seller not expressly assumed by Buyer under the terms of this Agreement and all losses, costs, damages, liabilities obligations and reasonable expenses related to or arising out of the operation of the Service Business prior to the Closing Date (exclusive of liability amounts set forth in Schedule 3.2).  Notwithstanding the foregoing, Seller shall not be liable to indemnify Buyer for Losses which arise out of any acts or omissions of Buyer, Buyer's affiliates or their respective officers, directors, employees, agents and representatives.

          12.3   Limitation on Seller’s Indemnity.  Notwithstanding anything else to the contrary contained in this Agreement, Seller shall not be liable to indemnify Buyer for any Losses unless and until the aggregate amount of all such Losses, timely notice of which has been given as provided in this Agreement, exceeds $100,000 (the "Threshold Amount").  At such time and to such extent as the aggregate Losses exceeds the Threshold Amount, Buyer shall be indemnified for such Losses, including the Threshold Amount. Except with respect to Losses arising in any way from third-party claims, Buyer may not recover from Seller pursuant to this Article 12 Losses in excess of the Net Purchase Price, as adjusted pursuant to Section 3.2 hereof.

          12.4   Buyer’s Indemnity. During the Indemnification Period (or thereafter solely with respect to any claim for which a claim for indemnification has been made prior to expiration of the Indemnification Period), from and after the Closing Date, Buyer shall indemnify and hold harmless Seller from and against any and all Losses incurred or suffered by Seller, and its officers, directors, employees, agents and representatives, arising out of, resulting from, or relating to (i) any breach of any of the representations, warranties or covenants made by Buyer in this Agreement; (ii) any breach of any of the representations, warranties, covenants or performance obligations made by Buyer in the Back to Back Agreement; and (iii) Buyer's use of the Assets or the operation of the Service Business subsequent to the Closing Date.  Except with respect to Losses arising in any way from third-party claims, Seller may not recover from Buyer pursuant to this Article 12 Losses in excess of the Net Purchase Price, as adjusted pursuant to Section 3.2 hereof.

          12.5   Indemnification Procedure.

                    (a)      In the event that any party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such party pursuant to this Article 12, the party seeking such indemnification (the "Indemnitee") shall assert a claim for indemnification by giving prompt written notice thereof (the "Notice") which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based along with a copy of the claim or complaint, to the party providing indemnification (the "Indemnitor"). The failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure.  For purposes of this Section 12.4, any Notice which is sent within 15 days of the date upon which the Indemnitee learned of such Loss shall be deemed to have been a "prompt notice." The Indemnitor shall have thirty (30) days from the date such notice is received to provide the Indemnitee with written notice of its acceptance of responsibility for the asserted claim (in whole or in part), or its rejection of the same, unless the claim (i) relates to a lawsuit filed by a third party, in which case the Indemnitor shall respond at least ten (10) days prior to the date a responsive pleading is due, or (ii) requires an immediate response, as in the case of a cease and desist demand by a third party or a notice to show cause, in which case the Indemnitor shall respond in a prompt, timely manner.  Failure to respond within such period shall constitute rejection of the claim. If the claim is rejected, the parties shall make good faith efforts to resolve the matter by agreement. If no such agreement can be reached within sixty (60) days of the Indemnitor’s receipt of the Notice, the matter shall be sent to arbitration for resolution in accord with the provisions of Section 13.7 hereof.

                    (b)      If the claim is based on a claim by a third party, the Indemnitor will be entitled to participate in the negotiation or administration thereof and, to the extent that such claim relates to the liability of the Indemnitor, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee.  The Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have timely failed to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor, or (iii) the Indemnitor’s counsel is prohibited under applicable rules of professional responsibility from representing the interests of both parties in such defense.  If the Indemnitor responds within the time period set forth above by notifying the Indemnitee that the Indemnitor will assume the defense of the claim, no indemnification payment shall be due until the matter giving rise to the claim is resolved.  If the Indemnitor does not assume the defense of the claim, the Indemnitee may assume the defense and seek indemnification from time to time as the amount of the claim for which it is entitled to be indemnified becomes liquidated.  Notwithstanding the foregoing, neither Party shall pay, settle or compromise any such claim without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that the Indemnitor may pay, settle or compromise any such claim or proceeding without the consent of the Indemnitee if such claim requires solely the payment of money and is solely the liability of the Indemnitor. In connection with any claims based on claims by third parties, the Indemnitee shall cooperate fully to make available to the defending party all pertinent information under its control.

          12.6   Limitation of Liability. EXCEPT WITH RESPECT TO LOSSES ARISING IN ANY WAY FROM THIRD-PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY WHETHER BASED ON ACTION OR CLAIM IN CONTRACT, EQUITY, INDEMNITY, TORT (INCLUDING NEGLIGENCE), INTENDED CONDUCT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH DAMAGES ARE FORESEEABLE.

ARTICLE 13

TERMINATION

          13.1   Termination by Mutual Consent.  At any time prior to the Closing, this Agreement may be terminated by the mutual written consent of Seller and Buyer without liability on the part of Seller or Buyer.

          13.2   Termination Upon Breach or Default.  If Seller or Buyer shall materially default in the observance or in the due and timely performance of any of the covenants contained in this Agreement, or if there shall have been a material breach by any of the parties of any of the representations or warranties set forth in this Agreement, which breach continues following delivery of written notice to the other party and a reasonable opportunity to cure, the nonbreaching or nondefaulting party may terminate this Agreement, without prejudice to its rights and remedies available at law, including the right to recover expenses, costs and other damages.

          13.3   Termination Based Upon Failure of Conditions.  If any of the conditions of this Agreement to be complied with or performed by a party on or before the Closing Date, shall not have been complied with or performed in all material respects by such date and such noncompliance or nonperformance shall not have been waived in writing by the other party, the party to whom the benefit of such condition runs may, upon written notice, terminate this Agreement.

          13.4   Failure to Close.  This Agreement may be terminated by Buyer or the Seller if the transactions contemplated hereby have not been consummated by January 31, 2001; provided that, neither party will be entitled to terminate this Agreement pursuant to this Section 13.4 if its willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

          13.5   Termination Based Upon Order of Governmental Authority.  This Agreement will terminate without liability to either Seller or Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereunder and such order, decree or ruling or other action shall have become final and nonappealable.

          13.6   Effect of Termination  In the event of termination of this Agreement by either Buyer or Seller as provided in Sections 13.1, 13.3, 13.4 and 13.5, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller or their respective shareholders, officers, or directors, except that Sections 14.06 and 14.10 hereof shall survive indefinitely.

          13.7   Dispute Resolution  Any dispute among the parties hereto before the Closing, may be resolved by application to any court of competent jurisdiction. Any dispute among the parties hereto arising on or after the Closing Date shall be resolved in accordance with the arbitration provisions of this Section 13.7.

                    (a)      The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity thereof promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other written notice that a dispute exists (a "Notice of Dispute").  The Notice of Dispute shall include a statement of such party's position.  Within twenty (20) business days of the delivery of the Notice of Dispute, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute.  If the matter has not been resolved within 45 days of the disputing party's Notice of Dispute, or if the parties fail to meet within 20 days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

          If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                    (b)      Any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein, if not settled by negotiation as provided in paragraph (a) of this Section 13.7, shall be settled by arbitration in Minneapolis, Minnesota, in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators.  Each party shall choose one arbitrator and the two arbitrators so chosen shall choose a third arbitrator who must be a retired judge of a state or federal court of the United States. The arbitrators shall be appointed as provided by CPR Rule 5, Selection of Arbitrators by the parties.  The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. §1–16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

                    (c)      Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrators; provided, however, that all such discovery shall be commenced and concluded within one hundred twenty (120) days of the selection of the third arbitrator.

                    (d)      It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable.  Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m.  The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of thirty (30) days after closure of the proceedings.  Failure of the arbitrators to meet the time limits of this Section 13.7(d) shall not be a basis for challenging the award.

                    (e)      The arbitrators shall instruct the non–prevailing parties to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing parties.  If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one–half of the fees and expenses of the arbitrators.

                    (f)       Any award entered by the arbitrators may be enforced by a judgment entered in a court of competent jurisdiction.

          13.8   Remedies  It is understood that, in the event of any party's breach of its respective agreements as herein provided or any party's failure to perform the covenants set forth in this Agreement required to be performed by it, the measure of damages at law to the affected party will be difficult to ascertain and the remedy at law may be inadequate. Accordingly, it is specifically agreed that either Buyer or Seller, as the case may be, shall be entitled to the remedy of specific performance to enforce the terms and conditions of this Agreement.

ARTICLE 14

GENERAL

          14.1   Entire Agreement.  This Agreement, and the exhibits and schedules hereto and the agreements specifically referred to herein set forth the entire agreement and understanding of Seller and Buyer in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof.  No representation, promise, inducement or statement or intention has been made by Seller or Buyer that is not embodied in this Agreement or in the documents specifically referred to herein and neither Seller nor Buyer shall be bound by or liable for an alleged representation, promise, inducement or statement of intention not so set forth.

          14.2   Binding Effect; Benefits; Assignments.  The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against Seller and its successors and authorized assigns, and Buyer and its successors and authorized assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated herein.  Neither Seller nor Buyer shall assign any of their respective rights or obligations under this Agreement to any other Persons without the prior written consent of the other party, except as provided in this Section 14.2.  The parties may assign their rights and privileges under this Agreement to any “Affiliate” where “Affiliate” means any company or legal entity which controls, is controlled by, or is under common control of Buyer or Seller respectively, but any such company or other legal entity shall be deemed to be an Affiliate only as long as such control exists and for the purposes of this definition, "control" means direct or indirect ownership of at least fifty percent (50%) of the voting power of the shares or other securities for election of directors (or other managing authority) of the controlled or commonly controlled entity.  Without the prior written consent of the other party, for any assignment under this Agreement, the assigning party shall remain fully responsible for all of its obligations under this Agreement.

          14.3   Construction.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.  The language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

          14.4   Amendment and Waiver.  This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by Seller and Buyer or, in the case of a waiver, by or on behalf of the party waiving compliance.

          14.5   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applicable to contracts made and to be performed in Delaware, without regard to conflict of laws principles.

          14.6   Public Disclosure.  Except as required by Law, neither Buyer nor Seller shall make any public disclosure of the existence or terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld.  In the event that Seller or Buyer determines that the disclosure of the existence or terms of this Agreement is required by Law, such party shall so notify the other parties and shall provide to the other party a copy of any such public disclosure prior to releasing the same.

          14.7   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:
Ericsson, Inc.
Attention: Bo Larsson
1555 Adams Drive
Menlo Park, CA 94025
Telephone: 650-210-6848

with a copy to:
Eileen C. Pruette, Esq.
Associate General Counsel
Ericsson Inc.
7001 Development Drive
Research Triangle Park, NC 27709
Telephone: 919-472-7549
Telecopier: 919-472-7454

If to Buyer:
Norstan Communications, Inc.
Attention: Jerry P. Lehrman, Esq.
5101 Shady Oak Road
Minnetonka, MN 55343-4100
Telephone: 952-352-4075
Telecopier: 952-352-4907

with a copy to:
Philip J. Tilton, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South 7th Street, Suite 3300
Minneapolis, Minnesota 55402
Telephone: 612- 672-8357
Telecopier: 612-672-8397

Either party may change its address by prior written notice to the other party.

          14.8   Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.  A facsimile signature on any counterpart shall be deemed to be an original signature.

          14.9   Severability.  In the event that any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

          14.10 Expenses.  Each party shall pay their own respective expenses, costs and fees incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective legal counsel, accountants and financial advisors.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

  NORSTAN COMMUNICATIONS, INC.

  By:     _________________________________

  ERICSSON INC.

  By:     _________________________________

EXHIBITS

Exhibit A	Former Ericsson Employees
Exhibit B	Promissory Note
Exhibit C	Purchase Price Calculation Methodologies
Exhibit D	Disclosure Schedules
Exhibit E	Assignment and Bill of Sale